EXHIBIT 10.48

415 Compliance

Amendment Election Form

To

The Tellabs 401(k) Plan (the “Plan”)

This 415 Compliance Amendment Election Form, together with a 415 Compliance Appendix which will be attached to the January 1, 2009 restated Plan document, is adopted by the Plan Sponsor to comply with the provisions of the final regulations issued under Code Section 415 by the Treasury Department on April 4, 2007 (the “final 415 regulations”) and, if applicable, revisions made to regulations issued under Code Section 401(k) to reflect the provisions of the final 415 regulations (the “401(k) regulation revisions”).

This Compliance Amendment is intended to comply in good faith with the requirements of the final 415 regulations and is to be construed in accordance with the final 415 regulations.

EFFECTIVE DATE

January 1, 2008. However, the optional timing rule and post-severance compensation restrictions may be applied in prior years. The amendment reflects administrative practice going forward and does not capture prior administrative practice.

PLAN SPONSOR ELECTIONS

For purposes of complying with the requirements of Code § 415, the Plan Sponsor hereby elects to:

415 Compensation:

☐ Default Provisions: Unless the Plan Sponsor elects otherwise, the following will apply to comply with the Code § 415:

a.	The provisions of the Plan setting forth the definition of compensation for purposes of Code § 415 (hereinafter referred to as “415 Compensation”), as well as compensation for purposes of determining highly compensated employees pursuant to Code § 414(q) and for top-heavy purposes under Code § 416 (including the determination of key employees), shall be modified by (1) including “Accrued Leave Payments” or other leaves, (2) including “Deferred Compensation Payments”, (3) excluding salary continuation payments for “Military Leave Payments”, and (4) excluding salary continuation payments for “Disability Payments”.

b.	The “first few weeks rule” (hereinafter referred to as “Optional Timing Rule”) does not apply for purposes of 415 Compensation.

c.	The provision of the Plan setting forth the definition of compensation for allocation purposes (hereinafter referred to as “Contribution Compensation”) shall be modified to provide for the same adjustments to Contribution Compensation (for all contribution types) that are made to 415 Compensation pursuant to this Amendment.

☒ Modify Provisions: In lieu of the Default Provisions above for 415 Compensation, the following apply: (select all that apply)

a. ☐	Exclude Accrued Leave Payments
b. ☒	Exclude Deferred Compensation Payments
c. ☒	Include Military Leave Payments
d. ☒	Include Disability Payments:

1.  ☐   For Nonhighly Compensated Employees only

2.  ☒  For all participants and the salary continuation will continue for the following fixed or determinable period: 26 weeks

e. ☐	Apply the first few weeks rule (“Optional Timing Rule”)

Contribution Compensation: (select all that apply):

NOTE:	401(k) includes Roth 401(k) and QNECs. Matching includes Basic and Enhanced matching contributions, QMACs, and ADP safe harbor matching contributions.

				401(k)	Matching	Discretionary Contribution
f.	☐	Default provisions apply		1. ☐	2. ☐	3. ☐
g.	☐	Exclude all post-severance compensation		1. ☐	2. ☐	3. ☐
h.	☐	Exclude post-severance regular pay		1. ☐	2. ☐	3. ☐
i.	☐	Exclude Accrued Leave Payments		1. ☐	2. ☐	3. ☐
j.	☒	Exclude Deferred Compensation Payments		1. ☒	2. ☒	3. ☒
k.	☒	Include Military Leave Payments		1. ☒	2. ☒	3. ☒
l.	☒	Include Disability Payments:		1. ☒	2. ☒	3. ☒
		a. ☐	For Nonhighly Compensated Employees only
		b. ☒	For all participants and the salary continuation will continue for the following fixed or determinable period:

26 weeks

m.	☐ Other (describe)

Contribution Compensation Special Effective Date. The definition of Contribution Compensation is modified as set forth herein effective as of the same date as the 415 Compensation change is effective unless otherwise specified:

n.             N/A                                                             (enter the effective date)

PROVISIONS OF FINAL 415 REGULATIONS AND 401(k) REGULATION REVISIONS

Effective Date: The provisions of the final 415 regulations are generally effective January 1, 2008. The provisions of the 401(k) regulation revisions are generally effective the first day of the first Plan Year beginning on or after July 1, 2007. However, the optional timing rule and post-severance compensation restrictions may be applied in prior years. The amendment reflects administrative practice going forward and does not capture prior administrative practice.

Final 415 Regulations: The final 415 regulations clarify that compensation for purposes of applying the100% of compensation limitation in effect under Code § 415 (c)(1)(B) (“415 compensation”), generally does NOT include amounts received by a participant following his severance from employment unless payment is made to the participant either (a) within 2 1/2 months of his severance date or (b) by the close of the limitation year in which the severance occurs, whichever is later (the “ post-severance window period”). Any other payment of compensation paid after severance of employment that is not described in (a) through (e) below is not considered compensation within the meaning of Code § 415(c)(3), even if payment is made within the time period specified above.

(a)	Regular Compensation Payments - 415 compensation shall automatically include any post-severance payment made within this window period if:

(1) The payment is regular compensation for services during the participant’s regular working hours, compensation for services outside the participant’s regular working hours (such as overtime or shift differential pay), commissions, bonuses, or other similar compensation; and

(2) The payment would have been made to the participant in the course of employment if the participant had continued in employment with the Plan Sponsor.

(b)	Accrued Leave Payments. Payments made within the post-severance window period for accrued bona fide sick, vacation or other leave, but only if (1) the participant would have been able to use such leave if his employment had continued and (2) such amounts would have been included in 415 compensation if paid prior to severance from employment. Unless otherwise elected in this amendment election form, 415 compensation includes accrued leave payments.

(c)	Deferred Compensation Payments. Amounts received by the participant within the post-severance window period pursuant to a non-qualified, unfunded deferred compensation plan, but only if and to the extent (1) the participant would have received such payment at the same time if he had continued in employment, (2) such amounts would have been included in 415 compensation if paid prior to severance from employment, and (3) the payment is includable in the participant’s gross income. Unless otherwise elected in this amendment election form, 415 compensation includes deferred compensation payments.

(d)	Military Leave Payments. Payments to a participant who is not performing services for the employer due to qualified military service, to the extent such amounts do not exceed the amounts the participant would have received if he had continued in employment with the employer. Unless otherwise elected in this amendment election form, 415 compensation does NOT include military leave payments.

(e)	Disability Payments. Compensation received by a participant who is permanently and totally disabled, provided that the plan limits availability of this option to either (a) non-Highly Compensated Employees or (b) a specified period of time. Unless otherwise elected in this amendment election form, 415 compensation includes does NOT include disability payments.

Optional 401(k) Regulation Revisions. A plan may elect to include in compensation from which 401(k) contributions are withheld any post-severance payments that may be included in 415 compensation.

Optional Timing Rule. 415 compensation for the limitation year shall not include, unless elected in this amendment election form, amounts earned but not paid during the limitation year solely because of the timing of pay periods and pay dates. However, if elected in this amendment election form, 415 compensation shall include amounts earned during a limitation year, but not paid during such year because of the timing of pay periods and pay dates, provided the amounts are paid within the first few weeks of the next limitation year, the amounts are included on a uniform and consistent basis with respect to similarly-situated employees, and the amounts are not included as 415 compensation in the next limitation year.

401(k) Regulation Revisions: The 401(k) Regulation Revisions provides that a cash or deferred election may only be made from compensation within the meaning of the final 415 regulations. Thus, to the extent post-severance payments may not be included in 415 compensation, they also may not be included in compensation from which 401(k) contributions are withheld.

Test Compensation under Code Section 414(s): The IRS did not update regulations issued under Code § 414(s), when it updated the 415 and 401(k) regulations. Compensation as defined under Code Section 414(s) is used to determine whether a plan satisfies non-discrimination rules (including the ADP and ACP tests). A definition of compensation that satisfies Code Section 415 also satisfies Code Section 414(s). However, a plan may use an alternative definition of compensation under Code Section 414(s) that excludes irregular or additional compensation that must be included in 415 compensation (e.g., bonuses and/or overtime). A demonstration is required to show that any such exclusion does not discriminate in favor of Highly Compensated Employees.

It is not clear if Regular Compensation Payments made during the post-severance window period, which must be included in 415 compensation, may be excluded under an alternative definition of 414(s) compensation. If such amounts are excluded from 414(s) compensation and later regulations provide that such exclusion is not permitted under an alternative compensation definition, the definition of compensation used for testing purposes will need to be modified. Even in the absence of such a provision, a plan that applies this exclusion would be required to demonstrate that the exclusion does not discriminate.

Contribution Compensation: Compensation used to determine the amount of contributions under a plan need not satisfy the requirements for either test compensation or 415 compensation (except as specifically provided in the 401(k) Regulations Revisions described above). However, contributions will be tested for non-discrimination using a 414(s) definition of compensation. Therefore, there is an advantage in using a 414(s) definition of compensation for purposes of making contributions to the plan.

*  *  *

EXECUTED AT Naperville, Illinois this 19th day of August, 2009.

Tellabs Operations, Inc.

By:
Lynda B. Allen
Title: Sr. Manager, Compensation and Benefits

Plan Number - 007914